Exhibit 99.1

FOR IMMEDIATE RELEASE

July 21, 2016

Genesis Energy, L.P. Provides Operational Update

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its second quarter selected preliminary results. The following are preliminary estimates for our quarter ended June 30, 2016:

	Three Months Ended June 30, (in thousands)
	2016	2015
Net income(1)	$23,727	$11,665
Net cash provided by operating activities	$62,566	$8,637
Adjusted EBITDA(1)	$133,463	$87,278
Available Cash before Reserves(1)	$96,035	$68,786

(1)	This measure includes a $2.4 million non-cash increase in equity-based compensation expense that resulted solely from a 30% increase in the market price of our common units for the 2016 quarter.

Non-GAAP measures are defined and reconciled to their most comparable GAAP measures on pages 3-7.

Our diversified, yet increasingly integrated, businesses continued to perform in the second quarter within an acceptable range in spite of the ongoing dislocations in the energy sector, uncertainties in capital markets and the midstream space, and specific challenges, at the margin, on certain of our operations. Even if this challenging backdrop continues in future quarters, we would expect to see sequentially higher net income and Available Cash before Reserves due to a variety of factors, including increasing volumes out of the deepwater Gulf of Mexico, the end of certain refinery turnarounds, and the initiation of service, and the anticipated ramp up of volumes between now and the end of 2017, from some of our recent organic projects. In the aggregate, we believe our commercial operations are relatively stable in this challenging environment and have a reasonably clear line of sight of volume growth over the next four to six quarters. As a result, we feel comfortable that our financial results and condition will continue to strengthen in future periods.

Our primary objective continues to be to deliver the best value to our unitholders while never wavering from our commitment to safe and responsible operations. A lot has changed, we recognize, in how the market apparently values unit prices for MLPs or other midstream entities over the last year and a half to two years. Although the move to eliminate our IDRs almost six years ago and continuing to deliver double-digit growth in distributions on a year over year basis were rewarded historically, we believe the metrics demanded by the markets have changed during these recent tumultuous times.

Consequently, we now believe the best way to promote unit price appreciation under current conditions is to exercise strong financial discipline designed primarily to maintain and enhance our financial flexibility across the business cycle. Although we believe we would otherwise naturally restore our financial flexibility with cash flows from operations, we feel we can accelerate that process by issuing additional equity, lowering the future growth rate of quarterly distributions, or pursuing a combination of the two.

In addition to potentially promoting near-term unit appreciation, we believe our increased liquidity and even stronger balance sheet resulting from such actions should combine to give us the flexibility to continue to pursue acquisitions and/or organic projects that we feel are consistent with delivering long term value to all of our stakeholders.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, our current expectations, estimates and projections concerning our results for the second quarter 2016; that the preliminary financial data provided above has been prepared by, and is the responsibility of, our management and has not been audited or reviewed by our independent public registered accounting firm; our financial closing procedures for the second quarter of fiscal year 2016 are not yet complete and are subject to final adjustments and other developments that may arise between now and the time the financial results for the second quarter of fiscal year 2016 are finalized; the preliminary second quarter estimates are based upon assumptions we believe to be reasonable but includes information from third parties that is subject to further review and verification; and it is possible that our final reported results may not be within the ranges we currently estimate, and the differences may be material; and weather, political, economic and market conditions, including a decline in the price and market demand for products, the timing and success of business development efforts and other uncertainties. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

We have not yet finalized our financial results for our second fiscal quarter ended June 30, 2016. Our independent registered public accounting firm has not completed its review of our results for our second quarter. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our second quarter are finalized.

Financial Measure Reconciliation

For definitions and discussion of the financial measures refer to the “Non-GAAP Financial Measures” as later discussed and defined.

Available Cash before Reserves for the periods presented below was as follows:

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Net income attributable to Genesis Energy, L.P.	$23,727	$11,665
Depreciation and amortization	55,900	28,205
Cash received from direct financing leases not included in income	1,548	1,405
Cash effects of sales of certain assets	209	460
Effects of distributable cash generated by equity method investees not included in income	11,141	7,038
Cash effects of legacy stock appreciation rights plan	(57)	(91)
Non-cash legacy stock appreciation rights plan expense	736	(468)
Expenses related to acquiring or constructing growth capital assets	747	1,992
Unrealized (gain) loss on derivative transactions excluding fair value hedges, net of changes in inventory value	(338)	290
Maintenance capital utilized	(1,795)	(746)
Non-cash tax expense	710	642
Loss on debt extinguishment	—	19,225
Other items, net	3,507	(831)

Available Cash before Reserves	96,035	68,786

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Net Cash Flows from Operating Activities	$62,566	$8,637
Adjustments to reconcile net cash flow provided by operating activities to Available Cash before reserves:
Maintenance Capital utilized	(1,795)	(746)
Proceeds from asset sales	209	460
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,551)	(5,279)
Effects of available cash from joint ventures not included in operating cash flows	6,063	3,663
Net effect of changes in operating accounts not included in calculation of Available Cash before reserves	38,174	40,975
Non-cash effect of equity based compensation expense	(4,589)	(2,142)
Non-cash loss on debt extinguishment	—	19,225
Other items affecting available cash	(2,042)	3,993

Available Cash before reserves	96,035	68,786

Adjusted EBITDA for the periods presented below was as follows:

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Adjusted EBITDA	133,463	87,278
Depreciation and amortization	(55,900)	(28,205)
Interest expense, net	(35,535)	(17,905)
Cash expenditures not included in Adjusted EBITDA or net income	(690)	(1,901)
Adjustment to exclude distributable cash generated by equity investees not included in income and include equity in investees net income	(11,141)	(7,038)
Non-cash legacy stock appreciation rights plan expense	(736)	468
Loss on debt extinguishment	—	(19,225)
Other non-cash items	(4,725)	(865)
Income tax expense	(1,009)	(942)

Net income attributable to Genesis Energy, L.P.	23,727	11,665

	Three Months Ended June 30,
	2016	2015
	(in thousands)
Net Cash Flows from Operating Activities (GAAP measure)	$62,566	$8,637
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	35,535	17,905
Amortization and writeoff of debt issuance costs, including premiums and discounts	(2,551)	(5,279)
Effects of available cash from joint ventures not included in operating cash flows	6,063	3,663
Net effect of changes in operating accounts not included in calculation of Adjusted EBITDA	38,174	40,975
Non-cash effect of equity based compensation expense	(4,589)	(2,142)
Non-cash loss on debt extinguishment	—	19,225
Other items affecting Adjusted EBITDA	(1,735)	4,294

Adjusted EBITDA (Non-GAAP measure)	133,463	87,278

Non- GAAP Financial Measures

General

To evaluate our business, we use certain financial measures (“non-GAAP” measures) that are not contemplated by or referenced in accounting principles generally accepted in the U.S., also referred to as GAAP. Our non-GAAP financial measures should not be considered as an alternative to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedule above provides a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measure - income from continuing operations and cash flows from operating activities. Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves and Adjusted EBTIDA measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.

Available Cash before Reserves

Purposes, Uses and Definition

Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets;

(2)	our operating performance;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash gains or charges (including depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees (includes distributions attributable to the quarter and received during or promptly following such quarter), the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows and the subtraction of maintenance capital utilized, which is described in detail below.

Recent Change in Circumstances and Disclosure Format

We have implemented a modified format relating to maintenance capital requirements because of our expectation that our future maintenance capital expenditures may change materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with new information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements

MAINTENANCE CAPITAL EXPENDITURES

Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.

Historically, substantially all of our maintenance capital expenditures have been (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.

Prospectively, we believe a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those future expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.

In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a new measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

MAINTENANCE CAPITAL UTILIZED

We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.

Because we have not historically used our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013. Further, we do not have the actual comparable calculations for our prior periods, and we may not have the information necessary to make such calculations for such periods. And, even if we could locate and/or re-create the information necessary to make such calculations, we believe it would be unduly burdensome to do so in comparison to the benefits derived.

Adjusted EBITDA

Purposes, Uses and Definition

Adjusted EBITDA, is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

(1)	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

(2)	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

(3)	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

(4)	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

(5)	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA (“Adjusted EBITDA”) as net income or loss plus net interest expense, income taxes, non-cash gains and charges, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow and the effects of available cash generated by equity method investees not included in income. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

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Contact:

Genesis Energy, L.P.

Bob Deere

Chief Financial Officer

(713) 860-2516